                              SERVICES AGREEMENT


Gentlemen:

     We have an agreement (the "Distribution Agreement") with each of several open-end investment companies, or series thereof, for which Warburg, Pincus Counsellors, Inc. ("Counsellors") provides investment advisory services
(together with such other open-end investment companies, or series thereof, for which Counsellors may provide advisory services in the future, the "Funds"). Pursuant to the Distribution Agreements, we act as the distributor of shares of common stock of the Funds designated "Common Shares" (collectively, the "Shares"). You provide recordkeeping and administrative services to certain employee benefit plans and retirement plans (together, the "Plans") that include or propose to include certain of the Funds as an investment alternative. The terms "Prospectus" and "Statement" as used herein refer respectively to the then current prospectus and statement of additional information relating to the Shares forming parts of the Registration Statement on Form N-1A of a Fund under the Securities Act of 1933, as amended (the "1933 Act").

     As used herein, unless the context otherwise requires, "we," "ours" and/or "us" refer to Counsellors Securities Inc. and "you", "your" and "yours" refer to the company that is the counterparty to this Agreement.

     1. Services. As applicable, you agree to provide the administrative, shareholder and/or other services set forth on Schedule A hereto, as amended from time to time. In providing such services, you shall not, except as specifically provided herein, have any authority to act as agent for us or any Fund, but shall act only as agent of the Plans and the Plan participants who from time to time beneficially own Shares of one or more Funds and as an independent contractor and not as an employee or agent of the Funds, Counsellors or us.

     You will maintain all records required by law, including records detailing the services you provide in return for the fees to which you are entitled under this Agreement. Such records shall be preserved, maintained and made available to the extent required and in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules thereunder. Upon request by a Fund or us, you agree to promptly make copies or, if required, originals of such of these records available to the Fund or us, as the case may be. You also agree to promptly notify the Fund or us if you experience any difficulty in maintaining the records described in the foregoing in an accurate and complete manner. This provision shall survive the termination of this Agreement.

     You agree to furnish the Funds, Counsellors and us with such information as we may reasonably request (including, without limitation, periodic certifications confirming the provision to Plans and Plan participants of the services described herein). Moreover, you agree to provide to the Funds, Counsellors and us access to you and your personnel at our reasonable request during normal business hours to confirm compliance with the provisions of this Agreement and applicable law. In performing services hereunder, you agree that you will not engage in any activities set forth in Schedule B.

     You shall take all steps necessary to ensure that the arrangements provided for in this Agreement are properly disclosed to the Plans. You agree to inform Plans and that they and Plan participants may look only to you for resolution of problems or that they are transacting business with you and not with us, Counsellors or the Funds, discrepancies in their accounts or between those accounts and your omnibus accounts (the "Accounts") at the Funds. You and your employees will, upon request, be available during normal business hours to consult with the Funds, Counsellors and us or our designees concerning the performance of your responsibilities under this Agreement.

     In no way shall the provisions of this Agreement limit the authority of any Fund or us to take such action as such entity may deem appropriate or advisable in respect of all matters pertaining to the continuous offering of Shares. We have full authority to take such action as we may deem advisable in respect of all matters pertaining to the continuous offering of Shares. We reserve the right in our sole discretion and without notice to you to suspend sales or withdraw the offering of Shares. To the extent reasonably practicable, we or the relevant Fund will provide you with notice of any such suspension or withdrawal and you will use your best efforts to cause compliance with any such notice.

     You shall maintain at all times general liability and other insurance coverage, including errors and omissions coverage, that is reasonable and customary in light of your duties hereunder, with limits of not less than $5 million. Such insurance coverage shall be issued by a qualified insurance carrier with a Best's rating of at least "A" or with the highest rating of a nationally recognized statistical rating organization.

     We may enter into other similar agreements with any other person or persons without your consent.

     2. Orders for Shares. Orders received from you for Shares of a Fund will be accepted by us only at the public offering price applicable to each order, as set forth in the relevant Prospectus and Statement. All orders by you for a Fund's Shares will be held through the Accounts with the Fund; and you agree to make available on a monthly basis to the Funds records necessary to determine the number of Plans and Plan participants in each Account (indicating the number of new accounts opened during the month, as well as the number of ongoing accounts) and the times of receipt of Plan participant orders. You agree to use your best efforts to assist us in identifying "market timers" or investors who engage in a pattern of short-term trading.

     On each day on which a Fund calculates its net asset value (a "Business Day"), you shall aggregate and calculate the net purchase and redemption orders for each Account maintained by the Fund in which Plan participant assets are invested. Net orders shall only reflect Plan participant orders that you have received prior to the close of regular trading on the New York Stock Exchange, Inc. (the "NYSE") (currently 4:00 p.m., Eastern time) on that Business Day. Orders that you have received after the close of regular trading on the NYSE shall be treated as though received on the next Business Day. Each communication of orders by you shall constitute a representation that such orders were received by you prior to the close of regular trading on the NYSE on the Business Day on which the purchase or redemption order is priced in accordance with Rule 22c-1 under the 1940 Act. Other procedures relating to the handling of orders shall be in accordance with the Prospectus and Statement of the relevant Fund or with oral or written instructions that we or the relevant Fund shall forward to you from time to time.

     Subject to the terms and conditions of this Agreement and the procedures referred to above, you shall be appointed to act, and you by indicating next to your signature below have agreed to act as agent of each Fund for the purpose specifically set forth in this paragraph. Provided that you comply with the foregoing, you shall be deemed to be an agent of each Fund to the extent orders refer to such Fund for the sole purpose of receiving instructions from yourself as Plan agent for the purchase and redemption of Shares prior to the close of regular trading each Business Day and communicating orders based on such instructions to the Fund's transfer agent, all as specified herein, and the Business Day on which you receive such instructions prior to the close of regular trading on the NYSE shall be the Business Day on which such orders will be deemed to be received by us or the Fund's transfer agent as a result of such instructions.

     Dividends   and  capital  gains   distributions  will   be  automatically
reinvested at net asset value in accordance with each Fund's prospectus.

     Payment for Shares of a Fund ordered from us must be received together with your order unless we agree otherwise. All orders are subject to acceptance or rejection by us or the relevant Fund in the sole discretion of either, or by the relevant Fund's transfer agent acting on our behalf, and orders shall be effective only upon receipt in proper form. The Funds may, if necessary, delay redemption of Shares to the extent permitted by the 1940 Act.

     3. Fees. For the services and facilities provided by you hereunder, we agree to pay you beginning on the effective date indicated next to our signature below an amount calculated at the rate and in the manner set forth in Schedule C, as amended from time to time. We will provide you, at least monthly, a written report detailing amounts so calculated with respect to each Fund.

     You agree that during the term of this Agreement, you will not assess against or collect from Plans or Plan participants any transaction fee upon the purchase or redemption of any Fund's Shares that are considered in calculating the fee due pursuant to this Agreement.

     4. Counsellors Securities' Responsibilities; Limitation of Liability for Claims. Any printed information that we furnish to you other than the Prospectus, the Statement, information supplemental to the Prospectus and the Statement, periodic reports and proxy solicitation materials are our sole responsibility, and not the responsibility of any Fund, and you agree that the Funds, the shareholders of the Funds and the officers and governing Boards of the Funds shall have no liability or responsibility to you in these respects. You also agree that the payment of compensation to you under this Agreement is, except as set forth in Schedule C hereto, solely our responsibility and not that of any Fund, and you agree that the Funds, the shareholders of the Funds and the officers and governing Boards of the Funds shall have no liability or responsibility to you with respect to any indebtedness, liability or obligation hereunder. Further, it is understood, in the case of each Fund that is organized as a Massachusetts business trust or series thereof, that the declarations of trust for each trust refers to the trustees collectively as trustees and not as individuals personally, and that the declaration of trust provides that no shareholder, trustee, officer, employee or agent of the trust shall be subject to claims against or obligations of the trust to any extent whatsoever, but that the trust estate only shall be liable. No Fund shall be liable for the obligations or liabilities of any other Fund. No series of any Fund, if any, shall be liable for obligations of any other series.

     5. Pricing Errors. In the event adjustments are required to correct any error in the computation of the net asset value of a Fund's Shares, the Fund or we shall notify you as soon as practicable after discovering the need for those adjustments that result in an aggregate reimbursement of $150 or more to the Accounts maintained by the Fund for Plan participants. Any such notice shall state for each day for which an error occurred the incorrect price, the correct price and, to the extent communicated to the Fund's shareholders, the reason for the price change. You may send this notice or a derivation thereof (so long as such derivation is approved in advance by Counsellors) to Plan participants and Customers whose accounts are affected by the price change.

     If the Accounts maintained by the Fund for Plan participants received amounts in excess of the amounts to which it otherwise would have entitled prior to an adjustment for an error, you, at our request, will make a good faith attempt to collect such excess amounts from Plan participants. In no event, however, shall you be liable to the Funds or us for any such amounts.

     If an adjustment is to be made in accordance with the first paragraph of this section 5, the relevant Fund shall make all necessary adjustments (within the parameters specified in that first paragraph) to the number of Shares owned in the Accounts and distribute to you the amount of such underpayment for credit to Plan participants' accounts.

     6. Termination; Assignment. This Agreement shall be terminable without penalty upon 30 days' written notice to us by you and upon 30 days' written notice to you by us; provided, however, that any termination of this Agreement shall not affect any unpaid obligations under this Agreement and you shall be entitled to receive all fees earned up to and including the effective date of termination.

     This Agreement shall not be assignable by either us or you without the prior written consent of the Funds. Nothing in this Agreement is intended to confer upon any person other than the Funds and the parties hereto and their permitted assigns and successors any rights or remedies under or by reason of this Agreement.

     7. Publicity. CSI will provide you on a timely basis with investment performance information for each Fund, including total return for the preceding calendar month and calendar quarter, the calendar year to date, and the prior one-year, five-year, and ten-year (or life of the
Fund) periods. You may, based on the Securities and Exchange Commission-mandated information supplied by CSI, prepare communications for Plan participants ("Participant Materials"). You shall provide copies of all Participant Materials to CSI concurrently with their first use for CSI's internal recordkeeping purposes. It is understood that neither CSI nor any Fund shall be responsible for errors or omissions in, or the content of, Participant Materials.

     8.   Standard  of Care; Indemnification.   In  carrying out your  and our
obligations under this Agreement, you and we each agree to act in good faith and without negligence.

     You agree to and do release, indemnify and hold each Fund, its investment adviser and their and our respective officers, trustees, directors and controlling persons harmless from and against any and all direct or indirect claims, liabilities, expenses or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder. Without limiting the generality of the foregoing, you agree that this provision will apply to claims, liabilities, expenses or losses arising out of (a) your making any statement or representation concerning the Shares that is not contained in the relevant Prospectus or Statement or in such printed material issued by us or a Fund as information supplemental to the Prospectus and Statement (including, without limitation, any statement, representation or omission contained in Participant Materials) and (b) a sale of Shares in any state or jurisdiction in which such Shares are not qualified for sale or exempt from the requirements of the relevant securities laws or in which you are not properly licensed or authorized to make offers or sales. The Funds and CSI, in each case solely to the extent relating to such party's responsibilities hereunder, agree to and do release, indemnify and hold you and your officers, directors and controlling persons harmless from and against any and all direct or indirect claims, liabilities, expenses or losses resulting from requests, directions, actions or inactions of or by us, any Fund or our respective officers, employees or agents.

     This provision shall survive the termination of this Agreement.

     9. Representations and Warranties. Each party hereby represents and warrants to the other that it is duly authorized by all necessary action, approval or authorization to enter into this Agreement and that it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

     You further represent, warrant and agree that:

                (i) you are fully authorized by applicable law and regulation and by any agreement you may have with any Plan, Customer or client for whom you may act pursuant to this Agreement to perform the services and receive the compensation therefor described in this Agreement;

          (ii) in performing the services described in this Agreement, you will comply with all applicable laws, rules and regulations;

          (iii)   if  you are  not  duly registered  as a  broker-dealer under
     Section 15 of the Securities Exchange Act of 1934, as amended (the "1934 Act") and applicable state securities laws and regulations, you are not required to be so registered and will not be required to be so registered in order to perform this Agreement;

          (iv) neither you nor any of your "affiliates" (as such term is defined in 29 C.F.R. Section 2510.3-21(e)) is a "fiduciary" of any Plan as such term is defined in section 3(21) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

          (v) the receipt of fees hereunder will not constitute a "prohibited transaction" as such term is defined in section 406 of ERISA and section 4975 of the Code; and

          (vi) you are duly registered as a transfer agent under Section 17A of the 1934 Act and applicable state securities laws and regulations, and such registrations shall continue to be in full force and effect throughout the term of this Agreement.

     10. Governing Law; Complete Agreement. This Agreement shall be governed by and construed in accordance with the laws (except the conflict of law rules) of the State of New York.

     This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

    11. Amendment. This Agreement, including the Schedules thereto, may be modified or amended and the terms of this Agreement may be waived only by writings signed by each of the parties.

    12. Notices. All notices and communications shall be mailed or telecopied to you to the address set forth below and to us at 466 Lexington Avenue, New York, New York 10017, Attention: Eugene P. Grace (Fax No.: 212-878-9351), or in any case to such other address as a party may request by giving written notice to the other.

                                COUNSELLORS SECURITIES INC.



Date:_____________ __, 1995   By:________________________________
                            Name:
                           Title:


Effective Date: _________, 1995


                         WARBURG, PINCUS INTERMEDIATE
                         MATURITY GOVERNMENT FUND

                         WARBURG, PINCUS INTERMEDIATE MUNICIPAL
                         FUND

                         WARBURG, PINCUS FIXED INCOME FUND

                         WARBURG, PINCUS GLOBAL FIXED INCOME FUND

                         WARBURG, PINCUS CAPITAL APPRECIATION FUND

                         WARBURG, PINCUS INTERNATIONAL EQUITY FUND

                         WARBURG, PINCUS EMERGING GROWTH FUND

                         WARBURG, PINCUS EMERGING MARKETS FUND

                         WARBURG, PINCUS JAPAN OTC FUND

                         WARBURG, PINCUS SHORT-TERM TAX-ADVANTAGED
                         BOND FUND


                         By: __________________________________
                       Name:
                      Title:


                         WARBURG, PINCUS BALANCED FUND

                         WARBURG, PINCUS GROWTH & INCOME FUND


                         By: ___________________________________
                       Name:
                      Title:

     Please indicate your confirmation and acceptance of this Agreement as of the date written above by signing below and returning one copy of this Agreement to Counsellors Securities Inc., 466 Lexington Avenue, New York, New York 10017, Attention: Eugene P. Gr0ace.

Accepted and Agreed:



By:

Name (Print):

Title:

Address:



Telephone No.: (215) 246-7479

Fax No.:      (215) 246-4463

INDICATE INTENTION TO ACT AS AGENT
AS SET FORTH IN THIS AGREEMENT:

We agree to act as  agent for the sole purpose of and to  the extent set forth
in paragraph 2 of this Agreement.   Yes ____    No ____

          Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the body of the Services Agreement.


                                                                    SCHEDULE A


                            Administrative Services


      (i) receiving from the Plans and Plan participants, by the close of regular trading on the New York Stock Exchange (currently 4:00 p.m., Eastern time) on any business day (i.e., a day on which the New York Stock Exchange is open for trading), instructions for the purchase and redemption of shares; aggregating and processing purchase and redemption requests for Shares from Plan participants and Customers and placing net purchase and redemption orders with CSI or its designee; payment for net purchase orders must be received at the time the order is placed; communicating orders in a timely manner to CSI or its designee and promptly delivering, or instructing the Plans to deliver, appropriate documentation to CSI or its designee;

     (ii) providing Plan participants with a service that invests the assets of their accounts in Shares;

     (iii) providing information periodically to Plans and Plan participants showing their positions in Shares;

     (iv) arranging for bank wires;

     (v) providing sub-accounting with respect to Shares beneficially owned by Plans and Plan participants;

     (vi) if required by law, forwarding shareholder communications from the relevant Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Plans and Plan participants at your expense, with such material to be provided to you by CSI to the extent reasonably practicable upon ten Business Days' notice;

     (vii) withholding taxes on non-resident alien accounts and otherwise as appropriate;

     (viii) maintaining records of dividends and distributions; and disbursing dividends and distributions and reinvesting such in the relevant Fund for Plans and Plan participants;

     (ix) preparing and delivering to Plans, Plan participants and state and federal regulatory authorities, including the U.S. Internal Revenue Service, such information respecting dividends and distributions paid by the relevant Fund as may be required by law;

     (x) maintaining adequate records for each Plan reflecting Shares purchased and redeemed, including dates and prices for all transactions, and Share balances;

     (xi) preparing and delivering to Plan participants periodic account statements on a quarterly basis showing the total dollar amount (contract value) of Shares held as of the statement closing date;

     (xii) on behalf of and to the extent instructed by each Plan, at your expense deliver to Plan participants (or deliver to the Plans for distribution to Plan participants) and Customers prospectuses, statements of additional information and other materials provided to you by CSI to the extent reasonably practicable upon ten Business Days' notice;

     (xiii) maintain quarterly purchase summaries (expressed in dollar amounts) for each Plan;

     (xiv) settle orders in accordance with the terms of the Prospectus and Statement of the Funds; and

     (xv) transmit to us, or to the Funds if so instructed by us, such occasional and periodic reports as we shall reasonably request from time to time to enable us or the Funds to comply with applicable laws and regulations.

                             Shareholder Services


     (i)  responding to Plans, Plan participant and Customer inquiries;

     (ii) providing information on Plan, Plan participant and Customer investments;

     (iii)     providing other shareholder liaison services;

     (iv) providing office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide services to Plans and Customers under this Agreement;

     (v) send confirmations of orders to the Plans and Plan participants and Customers as required by Rule 10b-10 of the Securities Exchange Act of 1934 (the "1934 Act") and paying any costs in connection therewith;

     (vi) using all reasonable efforts to ensure that taxpayer identification numbers provided by you on behalf of the Plans, Plan participants and Customers are correct; and

     (vii) providing the Plans, Plan participants and Customers a confirming Prospectus following an acquisition of Shares to the extent required by law.


                                Other Services


     (i) providing all other services as may be incidental to the Administrative Services and Shareholder Services enumerated above;

     (ii) providing such other services as may be normal or customary for service providers performing substantially similar services; and

     (iii) providing such other services as may be mutually agreed by the parties to the extent permitted under applicable statutes, rules and regulations.

                                                                    SCHEDULE B


                             Prohibited Activities



     (i) You shall not withhold placing orders for the Shares received from Plan participants and Customers so as to profit yourself as a result of such withholding.

     (ii) You shall not place orders for Shares unless you have already received purchase orders for Shares at the applicable public offering price and subject to the terms hereof.

     (iii) You agree that you will not offer or sell any Shares except under circumstances that will result in compliance with applicable federal and state securities laws and that in connection with sales and offers to sell Shares you will furnish to each person to whom any such sale or offer is made, at or prior to the time of offering or sale, a copy of the relevant Prospectus and, if requested, the corresponding Statement (each as then amended or supplemented) and will not furnish to any person any information relating to a Fund that is inconsistent in any respect with the information contained in the Prospectus and Statement (each as then amended or supplemented).

     (iv) You shall not make any representations concerning the Shares except those contained in the relevant Prospectus and Statement and in such printed information subsequently issued by us or a Fund as information supplemental to the Prospectus and Statement.

                                                                    SCHEDULE C





                                                                                Total Annual Fee as % of
                                                                                 Average Net Assets of:



                     Name of Fund                              Plans with (i) less                  Plans with (i) greater
                                                                 than $1,000,000                        than $1,000,000
                                                                 Invested in the                        Invested in the
                                                                    Funds and                         Funds or (ii) more
                                                                 (ii) fewer than                          than 1,000
                                                               1,000 Participants                        Participants


  Warburg Pincus
  New York Intermediate Bond                                             .15                                    .15
  Intermediate Maturity                                                  .15                                    .15
    Government
  Short-Term Tax-Advantaged                                              .15                                    .15
  Bond                                                                   .15                                    .15
  Fixed Income                                                           .15                                    .15
  Global Fixed Income                                                    .15                                    .15
  Growth & Income                                                        .15                                    .20
  International Equity                                                   .15                                    .20
  Emerging Growth                                                        .15                                    .20
  Capital Appreciation                                                   .15                                    .20
  Japan OTC                                                              .15                                    .20
  Balanced Fund                                                          .15                                    .20
  Emerging Markets                                                       .15                                    .20



     CSI or another of the Funds' designees shall pay the Fee to you, and shall be reimbursed by each Fund for a portion of the Fee due with respect to that Fund to be determined from time to time ("Fund Portion"). The difference between the Fee due minus the Fund Portion shall not be reimbursed by the Funds, but shall be borne by CSI or another of the Funds' designees.

     These fees will be computed by CSI and paid monthly. For purposes of determining the fees payable hereunder, the average net assets of the Plans' and Customers' Shares will be computed in the manner specified in the relevant Fund's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions.

     In computing your fee, one-twelfth of the applicable fee rate set forth above shall be applied to the average aggregate monthly net asset value of shares of the applicable Funds in accounts for which you provide services for the month in question. Each month's fee shall be determined independently of every other month's fee. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month. In addition, if in any period the aggregate amount payable to you is less than $200, we may, in our discretion, defer the payment of such amount until it, together with a subsequent payment or payments, exceeds $200.